S.S.A. Coupon Limited
                              1230 B 4700 Kingsway
                              Burnaby, BC V5H 4M1

July 23, 1999


Forest Glade International Inc.
#370-444 Victoria St. Prince George, BC
V2L 2J7

Dear Sirs,

     Re:  Agreement in Principal between S.S.A. Coupon Limited doing business as
          WebRetriever.com   ("S.S.A.")  and  Forest  Glade  International  Inc.
          ("F.G.I.I.")

The purpose of this document is to describe and create a binding legal agreement between S.S.A. and F.G.I.I. for the sale of twenty (20) percent of the issued and outstanding shares of S.S.A. to F.G.I.I. A contract to conform to SEC rules and regulations will be drafted by a U.S. securities lawyer immediately after signing. No changes to the terms described within this document are to be changed without the prior written consent of both parties.

1.  S.S.A.

     1.1 S.S.A. represents and warrants that it owns 100% of the intellectual property for a search engine known as 'WebRetriever' which is a geographical based search engine with seven components (The 'Intellectual Property')

     1.2 S.S.A. represents and warrants that except for: a) the existing three shareholders, b) the contractual obligations existing with Trevor
          Kray, and c) F.G.I.I., no other party has any right to any of the S.S.A. shares or intellectual property.

     1.3 S.S.A. represents and warrants that no other party has any option to any of the shares of S.S.A.

     1.4 S.S.A. gives F.G.I.I. that right of first refusal to any and all offers to either purchase or option S.S.A. shares.

     1.5 S.S.A. gives F.G.I.I. the right of first refusal on any new intellectual property developed by S.S.A. provided F.G.I.I. is capable of funding the research and development as well as the operations of any new products.

2.  Acquisition by F.G.I.I.

     2.1 F.G.I.I. will have twenty (20) percent of the issued capital of S.S.A. transferred into F.G.I.I.'s name at the same price as the original shareholders acquired their original shares.

     2.2 F.G.I.I. will arrange through the public market one million two hundred fifty thousand dollars ($1,250,000) through the sales of F.G.I.I. shares. The proceeds are to be used for the 'WebRetriever' project.

3.  Acquisition Negotations

     3.1 S.S.A. retains the right to negotiate on F.G.I.I.'s behalf if a third party offers to purchase S.S.A. and all proceeds or considerations must be distributed on an 10% (S.S.A.) and 20% (F.G.I.I.) basis.

4.  Royalities

     4.1 The intellectual property is subject to a seven (7) percent royalty in favor of the existing royalty agreement on the gross revenues generated directly or indirectly through the use of the intellectual property.


S.S.A. Coupon Limited                    Witness:

Per:  Title:  Vice President                 Name:  Andrew Thompson
                                             Address: 22006 Dewoney Trunck Road
      /s/ Maurice Simpson                             Pitt Meadows BC
      -------------------



Forest Glade International Inc.           Witness:

Per:  Wayne Loftus                           Name:  Barbara Sutton
      ------------                           Address:  1510 Elm Street
      Title:  President                                Prince George BC